EXHIBIT 99.1

           Spar Group Reports Financial Results for 2005 Third Quarter

TARRYTOWN, N.Y., Nov. 7, 2005 -- SPAR Group, Inc. (SGRP) today reported financial results for the third quarter and nine months ended September 30, 2005.

Net revenues for the 2005 third quarter increased 3.5% to $11.1 million from $10.7 million in the corresponding prior year period. The company sustained a net loss for the 2005 third quarter of $1.1 million, equal to a loss of $0.06 per share, compared with net income of $210,000, or $.01 per share, last year.

The gross margin percentage for the 2005 third quarter amounted to 31.3%, versus 34.8% in the corresponding period last year. Selling, general and administrative expenses for the 2005 period were $4.2 million, the same as that of the preceding second quarter and slightly higher than the $4.0 million of the prior year's third quarter.

For the first nine months of 2005, net revenues rose 8.4% to $38.4 million from $35.4 million for the comparable prior year period. SPAR Group registered net income of $144,000, equal to $0.01 per share, for the year-to-date period of 2005, compared with a net loss of $12.8 million, or $0.68 per share, last year. The loss for 2004 period included impairment and tax charges totaling $9.4 million.

Robert G. Brown, SPAR Group's chairman and chief executive officer, said, "The third quarter loss is attributable principally to our domestic merchandising business, which remains challenging. However, I am pleased to report that our international division continued its strong growth momentum. During the quarter, we announced the launch of joint ventures in China and Lithuania, and we look forward to further growth and expansion of our overseas business in the years to come."

International revenues for the 2005 third quarter increased to $3.6 million from $1.4 million last year, with operating profits of $135,000, compared with an operating loss of $323,000 a year ago. The increase in revenue reflects $1.4 million of revenue resulting from the consolidation of the joint venture in Japan that was not consolidated in the prior year period, as well as continued increases in Canada and India, slightly offset by decreases in South Africa.

Revenue in the U.S. for the 2005 third quarter amounted to $7.5 million, compared with $9.2 million a year ago, with a quarterly operating loss of $1.1 million, versus a loss of $260,000 last year.

"While we are still feeling the impact of the loss of a major customer in 2004, going forward we are optimistic about our domestic business," Brown added. "We expect improvements in the fourth quarter of 2005 and in 2006. In 2006, we hope to increase our merchandising business with new clients obtained in 2005 and late 2004. We are also excited about new products developed for our event staffing business."

With joint venture partners in Japan, Turkey, South Africa, India, Romania, Lithuania and China, as well as operations in Canada and the United States, SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research to manufacturers and retailers covering all product classifications and all classes of trade, including

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mass market, drug store, electronic store, convenience store and grocery chains, throughout the United States and internationally. For more information, visit the company's Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to further growth and expansion of the company's international operation and, improvement in its domestic merchandising business. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group's annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

                                SPAR Group, Inc.
                      Consolidated Statements of Operations
                                   (unaudited)
                     (in thousands, except per share data)


                                     Three Months Ended   Nine Months Ended
                                     ------------------- -------------------
                                     September September September September
                                        30,       30,       30,       30,
                                       2005      2004      2005      2004
                                     --------- --------- --------- ---------

 Net Revenues                        $11,060   $10,683   $38,381   $35,418
 Cost of revenues                      7,595     6,963    24,414    24,474
                                    --------- --------- --------- ---------
 Gross profit                          3,465     3,720    13,967    10,944

 Selling, general and
  administrative expenses              4,214     4,028    12,712    14,471
 Impairment Charges                        -         -         -     8,141
 Depreciation and amortization           261       275       812     1,005
                                    --------- --------- --------- ---------
 Operating (loss) income              (1,010)     (583)      443   (12,673)

 Interest expense                         29        29       102       127
 Other income                              -       773        14       764
                                    --------- --------- --------- ---------
 (Loss) income before provision
  for income taxes and minority
  interests                           (1,039)      161       355   (12,036)
 Provision for income taxes               15        15        45       783
                                    --------- --------- --------- ---------
 (Loss) income before minority
  interest                            (1,054)      146       310   (12,819)

 Minority interest                        88       (64)      166       (64)
                                    --------- --------- --------- ---------
 Net (loss) income                   $(1,142)     $210      $144  $(12,755)
                                    ========= ========= ========= =========

 Basic/diluted net (loss) income
 per common share:

 Net (loss) income -
  basic/diluted                       $(0.06)    $0.01     $0.01    $(0.68)
                                    ========= ========= ========= =========

 Weighted average common shares
  - basic                             18,899    18,859    18,876    18,859
                                    ========= ========= ========= =========

 Weighted average common shares
  - diluted                           18,899    19,206    19,388    18,859
                                    ========= ========= ========= =========

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                                SPAR Group, Inc.

                           Consolidated Balance Sheets
                 (in thousands, except share and per share data)

                                                     September 30,  December 31,
                                                         2005           2004
                                                       --------       --------
                                                     (Unaudited)
  Assets
  Current Assets:
    Cash and cash equivalents                            $1,813           $887
    Accounts receivable, net                              8,758         11,307
    Prepaid expenses and other current assets               662            657
                                                       --------       --------
  Total current assets                                   11,233         12,851

  Property and equipment, net                             1,112          1,536
  Goodwill                                                  798            798
  Other assets                                               89            636
                                                       --------       --------
  Total assets                                          $13,232        $15,821
                                                       ========       ========

  Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable                                     $1,592         $2,158
    Accrued expenses and other current liabilities        2,635          2,391
    Accrued expense due to affiliates                       770            987
    Restructuring charges                                    99            250
    Customer Deposits                                     1,523          1,147
    Lines of credit                                       2,418          4,956
                                                       --------       --------
  Total current liabilities                               9,037         11,889

  Other long-term liabilities                                53             12
  Minority Interest                                         209            206
                                                       --------       --------
  Total liabilities                                       9,299         12,107

  Commitments and contingencies

  Stockholders' equity:
    Preferred stock, $.01 par value:
       Authorized shares-3,000,000
       Issued and outstanding shares-none                     -              -
    Common stock, $.01 par value:
       Authorized shares-47,000,000
       Issued and outstanding shares-
         18,881,397 - September 30, 2005
         18,858,972 - December 31, 2004                     189            189
    Treasury Stock                                           (1)          (108)
    Additional paid-in capital                           11,077         11,011
    Accumulated other comprehensive loss                   (184)           (86)
    Accumulated deficit                                  (7,148)        (7,292)
                                                       --------       --------
  Total stockholders' equity                              3,933          3,714
                                                       --------       --------
  Total liabilities and stockholders' equity            $13,232        $15,821
                                                       ========       ========
 Contacts:

SPAR Group, Inc.
Charles Cimitile, 914-332-4100

PondelWilkinson Inc.
Roger S. Pondel, 310-279-5980